EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

First Midwest Financial, Inc.	First Federal Savings Bank of the Midwest	100%	Federal

First Midwest Financial, Inc.	Security State Bank	100%	Iowa

First Midwest Financial, Inc.	First Midwest Financial Capital Trust I	100%	Delaware

First Midwest Financial, Inc.	First Services Trust Company	100%	South Dakota

First Federal Savings Bank of the Midwest	First Services Financial Limited	100%	Iowa

First Services Financial Limited	Brookings Service Corporation	100%	South Dakota

                 The financial statements of First Midwest Financial, Inc. are consolidated with those of its subsidiaries.